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                                                                    EXHIBIT 99.1


     RESOLVED, that the Second Amended and Restated By-Laws shall be amended to delete Section 4.3 and replace it with a new Section 4.3 to read as follows:

               4.3  Vacancies; Increases.  If any or all of the Trust Managers
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          cease to be Trust Managers hereunder, whether by reason of resignation, removal, incapacity, death or otherwise, such event shall not terminate the Trust or affect its continuity. Until such vacancies are filled, the remaining Trust Manager or Trust Managers (even though fewer than three) may exercise the powers of the Trust Managers hereunder. A replacement for any vacancy occurring in an Independent Trust Manager's position shall be nominated by the remaining Independent Trust Managers, if any. Vacancies may be filled either by a majority of the remaining Trust Managers or by the vote of the holders of two-thirds (2/3) of the outstanding Shares at an annual or special meeting of the Shareholders. A Trust Manager elected by the Trust Managers to fill a vacancy shall hold office only until the next annual election of Trust Managers by the Shareholders. A Trust Manager elected by the Shareholders to fill a vacancy shall hold office until the next annual meeting of Shareholders and until their successors are elected and qualified. Any Trust Manager elected to fill a vacancy created by the resignation, removal or death of a former Trust Manager shall hold office for the unexpired term of such former Trust Manager.

               Notwithstanding any provision in these By-Laws to the contrary, any vacancy created by reason of an increase in the number of Trust Managers shall be filled by the affirmative vote of a majority of the remaining Trust Managers, though less than a quorum of the full Board of Trust Managers. A Trust Manager elected to fill a vacancy created by reason of an increase in the number of Trust Managers shall hold office only until the next annual election of Trust Managers by the Shareholders.